EXHIBIT 99.1

MONOTYPE IMAGING HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

At December 31, 2007

(Unaudited and in thousands)

	As Originally Reported	Difference Between As Originally Reported and Corrected	Corrected
Assets
Current assets:
Cash and cash equivalents	$19,584		$19,584
Accounts receivable, net	4,459		4,459
Income tax refunds receivable	1,391		1,391
Deferred income taxes	1,506		1,506
Investment in interest rate cap	—		—
Prepaid expense and other current assets	1,156		1,156

Total current assets	28,096		28,096
Property and equipment, net	2,290		2,290
Goodwill	140,727	$619	141,346
Intangible assets, net	102,446		102,446
Investment in interest rate cap	1		1
Prepaid royalties	315		315
Other assets	1,852		1,852

Total assets	$275,727	$619	$276,346

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,845		$1,845
Accrued expenses	13,116		13,116
Current portion of deferred compensation	—		—
Accrued income taxes	2,687		2,687
Deferred revenue	4,652		4,652
Current portion of long-term debt	18,582		18,582

Total current liabilities	40,882		40,882
Long-term debt, less current portion	112,818		112,818
Deferred revenue	241		241
Deferred income taxes	15,319	$248	15,567
Reserve for income taxes, net of current portion	1,387		1,387
Other long-term liability	245		245
Accrued pension benefits	3,199		3,199
Convertible redeemable preferred stock	—		—

Stockholders’ equity (deficit):
Common stock.	34		34
Additional paid-in capital	138,219		138,219
Treasury stock, at cost	(41)		(41)
Accumulated other comprehensive income	2,250	371	2,621
Accumulated deficit	(38,826)		(38,826)

Total stockholders’ equity (deficit)	101,636	371	102,007

Total liabilities and stockholders’ equity (deficit)	$275,727	$619	$276,346